SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  Schedule 13G
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934*


                                aTyr Pharma, Inc.
                                (Name of Issuer)

		    Common stock, par value $0.001 per share
                         (Title of Class of Securities)

                                   002120103
                                 (CUSIP Number)

                                 August 31, 2017
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                     PAGE 2 of 14

CUSIP No. 002120103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Investors LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,932,229*
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,932,229*
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,932,229*
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [x]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.5%*
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

*See Item 4

Schedule 13G                                                     PAGE 3 of 14

CUSIP No. 002120103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,932,229*
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,932,229*
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,932,229*
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [x]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.5%*
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

*See Item 4

Schedule 13G                                                    PAGE  4 of 14

CUSIP No. 002120103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities Portfolio GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,932,229*
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,932,229*
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,932,229*
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [x]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.5%*
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

*See Item 4

Schedule 13G                                                    PAGE  5 of 14

CUSIP No. 002120103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities Illiquid Investments Sub-Master LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,932,229*
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,932,229*
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,932,229*
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [x]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.5%*
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

*See Item 4

Schedule 13G                                                    PAGE  6 of 14

CUSIP No. 002120103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          O. Andreas Halvorsen
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Norway
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,932,229*
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,932,229*
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,932,229*
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [x]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.5%*
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

*See Item 4

Schedule 13G                                                    PAGE  7 of 14

CUSIP No. 002120103
_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David C. Ott
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,932,229*
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,932,229*
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,932,229*
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [x]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.5%*
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

*See Item 4

Schedule 13G                                                    PAGE  8 of 14

CUSIP No. 002120103
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Rose S. Shabet
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,932,229*
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,932,229*
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,932,229*
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [x]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.5%*
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

*See Item 4

Schedule 13G                                                     PAGE  9 of 14

CUSIP No. 002120103

ITEM 1(a).  NAME OF ISSUER:
            aTyr Pharma, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            3545 John Hopkins Court, Suite #250
	    San Diego, California  92121

ITEM 2(a).  NAME OF PERSON FILING:
	    Viking Global Investors LP ("VGI"),
	    Viking Global Opportunities GP LLC ("Opportunities GP"), Viking Global Opportunities Portfolio GP LLC
	    ("Opportunities Portfolio GP"),
	    Viking Global Opportunities Illiquid Investments Sub-Master LP ("Opportunities Fund"),
	    O. Andreas Halvorsen, David C. Ott and
	    Rose S. Shabet (collectively, the "Reporting Persons")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

ITEM 2(c).  CITIZENSHIP:
            VGI is a Delaware limited partnership; Opportunities GP and Opportunities Portfolio GP are Delaware limited liability companies; and Opportunities Fund is a Cayman Islands exempted limited partnership.
	    O. Andreas Halvorsen is a citizen of Norway.
            David C. Ott and Rose S. Shabet are citizens of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common stock, par value $0.001 per share ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  002120103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

Schedule 13G                                                     PAGE 10 of 14

CUSIP No. 002120103

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G)

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

          (j) [ ] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J)

	  (k) [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.   OWNERSHIP.

     A.   VGI
          (a)  Amount beneficially owned: 2,932,229
          (b)  Percent of class: 9.5%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,932,229
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,932,229

                  VGI provides managerial services to Opportunities Fund. VGI has the authority to dispose of and vote the shares of Common Stock.

	          Based on Rule 13d-3 of the Securities Exchange Act of 1934,
	          as amended (the "Act"), VGI may be deemed to beneficially
	          own the shares of Common Stock directly held by Opportunities Fund.
		  VGI does not directly own any shares of Common Stock.

		  VGI beneficially owns 2,932,229 shares of Common Stock consisting of (i) 1,777,784 shares of Common Stock directly and beneficially owned by Opportunities Fund and
		  (ii) 1,154,445 shares of Common Stock underlying
		  Class X Preferred Stock, par value $0.001 per share
		  (the "Preferred Stock") directly and beneficially owned by Opportunities Fund.

Schedule 13G                                                      PAGE 11 of 14

CUSIP No. 002120103

     B.   Opportunities GP
          (a)  Amount beneficially owned: 2,932,229
          (b)  Percent of class: 9.5%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,932,229
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,932,229

                  Opportunities GP serves as the sole member of Opportunities Portfolio GP and has the authority to dispose of and vote the shares of Common Stock controlled by Opportunities Portfolio GP, which consists of the shares of Common Stock directly held by Opportunities Fund. Opportunities GP does not directly own any shares of Common Stock.

                  Based on Rule 13d-3 of the Act, Opportunities GP may be deemed to beneficially own the shares of Common Stock controlled by Opportunities Portfolio GP, which consists of the shares of Common Stock directly held by Opportunities Fund.

		  Opportunities GP beneficially owns 2,932,229 shares of Common Stock
		  consisting of (i) 1,777,784 shares of Common Stock directly
		  and beneficially owned by Opportunities Fund and
		  (ii) 1,154,445 shares of Common Stock underlying the Preferred Stock
		  directly and beneficially owned by Opportunities Fund.

     C.   Opportunities Portfolio GP
          (a)  Amount beneficially owned: 2,932,229
          (b)  Percent of class: 9.5%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,932,229
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,932,229

                  Opportunities Portfolio GP serves as the general partner of Opportunities Fund and has the authority to dispose of and vote the shares of Common Stock directly owned by Opportunities Fund. Opportunities Portfolio GP does not directly own any shares of Common Stock.

		  Based on Rule 13d-3 of the Act, Opportunities Portfolio GP may be deemed to beneficially own the shares of Common Stock directly held by Opportunities Fund.

		  Opportunities Portfolio GP beneficially owns 2,932,229 shares
		  of Common Stock consisting of (i) 1,777,784 shares of Common Stock
		  directly and beneficially owned by Opportunities Fund and
		  (ii) 1,154,445 shares of Common Stock underlying the Preferred Stock
		  directly and beneficially owned by Opportunities Fund.

     D.   Opportunities Fund
          (a)  Amount beneficially owned: 2,932,229
          (b)  Percent of class: 9.5%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,932,229
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,932,229

		  Opportunities Fund has the authority to dispose of and vote the
		  shares of Common Stock directly owned by it, which power may
		  be exercised by its general partner, Opportunities Portfolio GP,
		  and by VGI, an affiliate of Opportunities Portfolio GP, which provides
		  managerial services to Opportunities Fund. Viking Global Opportunities LP
		  (a Delaware limited partnership) and Viking Global Opportunities III LP
		  (a Cayman Islands exempted limited partnership), through its investment
		  in Viking Global Opportunities Intermediate LP (a Cayman Islands
		  exempted limited partnership), invest substantially all of their
		  assets in Viking Global Opportunities Master LP (a Cayman Islands
		  exempted limited partnership), which in turn invests through
		  Opportunities Fund.

		  Opportunities Fund directly and beneficially owns 2,932,229 shares
		  of Common Stock consisting of (i) 1,777,784 shares of Common Stock
		  and (ii) 1,154,445 shares of Common Stock underlying the Preferred Stock.

Schedule 13G                                                       PAGE 12 of 14

CUSIP No. 002120103

     E.   O. Andreas Halvorsen, David C. Ott and Rose S. Shabet
          (a)  Amount beneficially owned: 2,932,229
          (b)  Percent of class: 9.5%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,932,229
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,932,229

		  Mr. Halvorsen, Mr. Ott and Ms. Shabet, as
		  Executive Committee Members of Viking Global Partners LLC ("VGPL"),
		  general partner of VGI and Opportunities GP,
		  have shared authority to dispose of and vote the shares of
		  Common Stock beneficially owned by VGI and Opportunities GP.
		  None of Mr. Halvorsen, Mr. Ott and Ms. Shabet directly
		  owns any shares of Common Stock.

		  Based on Rule 13d-3 of the Act, each may be deemed to beneficially
		  own the shares of Common Stock directly held by Opportunities Fund.

		  Mr. Halvorsen, Mr. Ott and Ms. Shabet each beneficially own
		  2,932,229 shares of Common Stock consisting of (i) 1,777,784 shares
		  of Common Stock directly and beneficially owned by Opportunities Fund
		  and (ii) 1,154,445 shares of Common Stock underlying the Preferred Stock
		  directly and beneficially owned by Opportunities Fund.

	Excluded from each Reporting Person's beneficial ownership are
	(i) 10,275,315 shares of Common Stock issuable upon the conversion of shares
	of Preferred Stock directly owned by Opportunities Fund and
	(ii) 4,952,829 shares of  Common Stock issuable upon the exercise of warrants
	directly owned by Opportunities Fund due to a conversion cap that precludes
	Opportunities Fund from converting shares of Preferred Stock and
	exercising such warrants to the extent that Opportunities Fund would,
	after such conversion or exercise, beneficially own (as determined
	in accordance with  Section 13(d) of the Act) in excess of 9.5% of the shares
	of Common Stock outstanding (the "Beneficial Ownership Limitation").

	The percentage of the class of Common Stock beneficially owned by each
	Reporting Person is calculated based upon (i) 23,839,007 shares of Common Stock
	issued and outstanding as of August 4, 2017, as reported the Issuer in its
	quarterly report on Form 10-Q filed with the Securities and Exchange Commission
	(the "Commission") on August 14, 2017, (ii) 5,872,120 shares of Common Stock
	issued by the  Issuer on or about August 31, 2017,  as reported by the Issuer
	in its current report on Form 8-K filed with the Commission on August 28, 2017
	and (iii) the 1,154,445 shares of Common Stock underlying shares of
	Preferred Stock that could be converted by Opportunities Fund without
	violating the Beneficial Ownership Limitation.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Yes, see Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
	  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
	  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
	  Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                       PAGE 13 of 14

CUSIP No. 002120103

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: September 8, 2017

			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

                        /s/ DAVID C. OTT
                        By: David C. Ott - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

                        /s/ ROSE S. SHABET
                        By: Rose S. Shabet - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

Schedule 13G                                                       PAGE 14 of 14

CUSIP No. 002120103

EXHIBIT A - JOINT FILING AGREEMENT

	This joint filing agreement is made and entered into as of this 8th day of September, 2017, by and among Viking Global Investors LP, Viking Global Opportunities GP LLC, Viking Global Opportunities
Portfolio GP LLC, Viking Global Opportunities Illiquid Investments Sub-Master LP, O. Andreas Halvorsen, David C. Ott and Rose S. Shabet.

	The parties hereby agree to jointly prepare and file a Schedule 13G with respect to aTyr Pharma, Inc., as well as any amendments thereto, pursuant to the Securities Exchange Act of 1934, as amended.

	IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Dated: September 8, 2017

			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

                        /s/ DAVID C. OTT
                        By: David C. Ott - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

                        /s/ ROSE S. SHABET
                        By: Rose S. Shabet - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP